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Filed pursuant to
Rule 424(b)(1)
Registration No. 333-124897

VitaCube Systems Holdings, Inc.

495,736 Common Stock Purchase Warrants
495,736 Shares of Common Stock Underlying
Common Stock Purchase Warrants

        This prospectus relates to the public offering by the selling shareholders of up to 247,868 Class A common stock purchase warrants and 247,868 Class B common stock purchase warrants and the 495,736 shares of common stock underlying the Class A and Class B warrants. Only one of the selling shareholders is an officer, director or 5% or greater shareholder of our company.

        We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. Any funds we receive upon exercise of the 495,736 common stock purchase warrants will be added to our working capital.

        Our common stock is traded on the American Stock Exchange under the symbol "PRH." On May 10, 2005, the last reported sale price of the common stock was $1.85 per share.

        See "Risk Factors" beginning at page 4 to read about certain factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2005

TABLE OF CONTENTS

About Us	1
About Our Selling Shareholders and the Securities being Registered	2
Risk Factors	4
Special Note Regarding Forward-Looking Statements	14
Use of Proceeds	14
Selling Shareholders	15
Plan of Distribution	17
Validity of Common Stock	18
Experts	18
Where You Can Find More Information	19

ABOUT US

        We develop, sell, market and distribute nutritional supplement products primarily through direct sales or network marketing in which independent distributors sell our products, as well as purchase them for their own personal use. We also sell our products directly to professional and Olympic athletes and to professional sports teams.

        Our network marketing program is designed to provide incentive for independent distributors to build, maintain and motivate a sales organization of customers and other independent distributors to enhance their earning potential. Our independent distributors are compensated with commissions and bonuses on sales generated through their downline organization.

        Our product lines consist of eForce®, a sports energy drink; VitaPro®, a protein shake; sZone™, an appetite suppressant chew; 12 individual supplements packaged in our VitaCube® and four supplements sold separately. Our VitaCube® is an easy to use, compartmentalized box with instructions for which supplements to take and the proper times to take them.

        Our products were formulated for use by professional and Olympic athletes, with sales beginning in the third quarter of 2001. In 2002, we marketed our products to consumers through retail outlets and in-house telemarketing. In the third quarter of 2003, we refocused our marketing plan to concentrate on direct marketing while continuing to sell our products directly to professional and Olympic athletes and to professional sports teams.

        In April 2005 we completed the public sale of 1,500,000 units of our securities pursuant to a registration statement on Form SB-2 declared effective by the Securities and Exchange Commission on April 5, 2005. Each unit consisted of two shares of our common stock and one Class A and one Class B common stock purchase warrant.

        We maintain our principal executive offices at 480 South Holly Street, Denver, Colorado 80246, and our telephone number is (303) 316-8577. Our website is located at http://www.v3s.com. The information on our website does not constitute a part of this prospectus.

ABOUT OUR SELLING SHAREHOLDERS
AND THE SECURITIES BEING REGISTERED

        The names of the 48 selling shareholders and the number of Class A and Class B warrants owned by each of them is set forth under "Selling Shareholders." The prospectus registers for resale 247,868 Class A warrants and the 247,868 shares of common stock underlying the Class A warrants and 247,868 Class B warrants and the 247,868 shares of common stock underlying the Class B warrants. The Class A and Class B warrants are identical in terms to the Class A and Class B warrants we sold as a part of our April 2005 public offering of units discussed above.

Description of Warrants

        Each Class A warrant entitles the holder to purchase one share of common stock for $4.50 per share at anytime until April 5, 2010. Each Class B warrant entitles the holder to purchase one share of common stock for $6.00 per share until April 5, 2010. The Class A and Class B warrants were issued to the holders in exchange for their agreement to refrain from selling an aggregate of 1,630,943 shares of common stock held by them until the earlier of April 5, 2006 or at such time as the average closing price of our common stock equals or exceeds $6.00 per share for 20 consecutive trading days.

Redemption of Warrants

        At any time after April 5, 2006 we may redeem some or all of the warrants at a price of $0.01 per warrant (subject to adjustment), upon 30 days' notice so long as the last reported sales price of the common stock has been at least $6.75 for the Class A warrants and $9.00 for the Class B warrants for 20 consecutive trading days ending on the third day prior to the day on which notice is given. We will send the written notice of redemption by first class mail to warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our warrants. No other form of notice by publication or otherwise will be required. If we call any warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise of Warrants

        A warrant holder may exercise our Class A and Class B warrants only if an appropriate registration statement is then in effect with the SEC and if the shares of common stock underlying these warrants are qualified for sale under the securities laws of the state in which the holder resides. We are required to use our best efforts to maintain a current prospectus relating to such shares of our common stock at all times when the market price of our common stock exceeds the exercise price of the warrants until the expiration date of the warrants, although there can be no assurance that we will be able to do so.

        The Class A and Class B warrants may be exercised by delivering to our transfer agent the applicable warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of warrants being exercised. Warrants may only be exercised to purchase whole shares. Warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional warrants that remain after exercise if they would then hold warrants to purchase less than one whole share. Fractional shares will not be issued upon exercise of our warrants.

Adjustments of Exercise Price of Warrants

        The exercise price and redemption price of the Class A and Class B warrants are subject to adjustment in specified circumstances, including in the event we declare any stock dividend to shareholders or effect any split or reverse split with respect to our common stock after the effective date of this offering. Therefore, if we effect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the warrants or the current market price of our common stock.

No Voting and Dividend Rights of Warrant Holders

        Until exercised, the Class A and Class B warrants have no voting, dividend or other shareholder rights.

RISK FACTORS

        Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

We have a history of operating losses and a significant accumulated deficit, and we may never achieve profitability.

        We have not been profitable since inception in 2001. We had a net loss of $2,513,999 for the year ended December 31, 2004 and a net loss of $773,193 for the three months ended March 31, 2005. At March 31, 2005, we had an accumulated deficit of $8,338,148. We may never achieve or maintain profitability. Our ability to achieve and maintain a profit is dependent upon our attracting and maintaining a large base of independent distributors who generate significant sales.

        We expect to incur additional operating losses for at least the next 12 to 18 months, depending primarily on our sales levels. We will incur significant expenses in seeking to expand our sales, including marketing and promotional expenditures directed at increasing consumer awareness of our products, differentiating our products from competing products, and building a productive direct sales force. We cannot assure you that we will be successful in expanding our sales or in achieving profits.

Because our working capital requirements have been and will continue to be significant, we may need additional funds in the future or we may be unable to continue to operate our business. If our business fails, then you could lose your entire investment.

        We expect that our available funds are sufficient to meet our anticipated capital needs for 12 to 18 months, depending primarily upon our sales levels. If our assumptions are incorrect we may require additional capital beyond the cash generated from our operations, in which event we would need to seek additional financing. We cannot assure you that we would be able to obtain additional financing on acceptable terms, or at all. Our failure to obtain financing when needed could force us to reduce or terminate operations which would lower or eliminate revenues and severely jeopardize our ability to stay in business.

Any future financing we may obtain could impose operational and financial restrictions on us and reduce your percentage equity interest in our company.

        Our working capital needs will continue to be significant and, depending primarily on our sales levels, we may need additional funds. To meet our working capital needs we may enter into financing arrangements which could impose significant financial and operational restrictions on us and dilute your equity interest in our company. We cannot assure you that we will be able to enter into future financing on terms acceptable to us.

Our limited operating history and recent change in marketing strategy make it difficult to evaluate our prospects.

        We have a limited operating history on which to evaluate our business and prospects. Our products were formulated in 2000 and 2001, and we began selling our products to the general public in early 2002. In late 2003, we began to refocus our sales and marketing efforts on direct sales of products through our network of independent distributors. There is no assurance that we will achieve significant sales as a result of this new strategy.

        We also may not be successful in addressing our operating challenges such as establishing a viable network of independent distributors, developing brand awareness and expanding our market presence.

Our prospects for profitability must be considered in light of our evolving business model. These factors make it difficult to assess our prospects.

Our failure to recruit, maintain and motivate a large base of productive independent distributors could limit our ability to generate revenues.

        To increase revenue, we must increase the sales and recruiting productivity of our independent distributors. We cannot assure you that we will be successful in recruiting and retaining productive independent distributors, particularly since direct sales organizations usually experience high turnover rates of independent distributors. Our independent distributors can terminate their relationships with us at any time. The distributors also typically work on a part-time basis and may engage in other business activities, which may reduce their efforts for us.

        In recruiting and keeping independent distributors, we will be subject to significant competition from other direct sales organizations, both inside and outside our industry. Our ability to attract and retain independent distributors will be dependent on the attractiveness of our compensation plan, our product mix and the support we offer to our independent distributors. Adverse publicity concerning direct sales marketing and public perception of direct selling businesses generally could negatively affect our ability to attract, motivate and retain independent distributors.

        Based on our knowledge of the direct selling industry, we anticipate that our independent distributor organization will be headed by a relatively small number of key independent distributors who together with their downline network will be responsible for a disproportionate amount of revenues. We believe this structure is typical in the direct selling industry, as sales leaders emerge in these organizations, and it is the current situation with us. The loss of key independent distributors will adversely affect our revenues and could adversely affect our ability to attract other independent distributors, especially if an independent distributor takes other independent distributors of ours to a competitor or to any other organization.

A change in the amount of compensation paid to our independent distributors could reduce our ability to recruit and retain them and to realize a profit.

        We expect that one of our significant expenses will continue to be payment of compensation to our independent distributors. This compensation includes commissions, bonuses, awards and prizes. From the date we changed our sales method to direct sales through independent distributors, August 1, 2003, through March 31, 2005, compensation paid to our independent distributors represented 26% of our total revenues. We may change our independent distributor compensation plan in seeking to better manage these incentives, to monitor the amount of independent distributor compensation paid and to prevent independent distributor compensation from having a significant adverse effect on our revenues. Changes to our independent distributor compensation plan may make it difficult for us to recruit and retain qualified and motivated independent distributors. We do not have any current plans to change our distributor compensation plan.

We are not in a position to exert the same level of influence or control over our independent distributors as we could if they were our employees, and we may be subject to significant costs and reputational harm in the event our independent distributors violate any laws or regulations applicable to our operations.

        Our independent distributors are independent contractors and, accordingly, we are not in a position to provide the same level of control and oversight as we would if independent distributors were our employees. While we have implemented independent distributor policies and procedures designed to govern independent distributor conduct and to protect our goodwill, there can be no assurance that our independent distributors will comply with our policies and procedures. Violations by our independent distributors of applicable law or of our policies and procedures dealing with customers could reflect negatively on our products and operations and harm our business reputation. To date, we have not experienced any significant problems affecting our products, operations or business reputation caused by distributor violations of our policies and procedures.

        In addition, extensive federal, state and local laws regulate our direct selling program. The Federal Trade Commission or a court could hold us liable for the actions of our independent distributors. The FTC could also find us liable civilly for deceptive advertising if health benefit representations made by our independent distributors are not supported by competent and reliable scientific evidence. If any of these representations made by our independent distributors were deemed fraudulent, the FTC could refer the matter to the Department of Justice for criminal fraud prosecution. Also, the Food and Drug Administration could seek to hold us civilly and criminally liable for misbranding, for adulteration, or for sale of an unapproved new drug if an independent distributor were to make false or misleading claims, sell a product past its shelf life, or represent that any of our products were intended for use in the cure, treatment, or prevention of a disease or health-related condition. While we train our independent distributors and attempt to monitor our independent distributors' marketing claims and sales materials, we cannot ensure that all of these materials comply with applicable law.

Our direct selling program through independent distributors could be found not to be in compliance with current or newly adopted laws or regulations, which could subject us to increased costs and reduced distributor participation in sales efforts, and our revenues would decrease significantly.

        Our direct marketing program could be found to violate laws or regulations applicable to direct selling marketing organizations. These laws and regulations generally are directed at preventing fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization's products rather than investments in the organization or other non-retail sales-related criteria. The regulations concerning these types of marketing programs do not include "bright line" rules and are inherently fact-based. Thus, even in jurisdictions where we believe that our direct selling program is in full compliance with applicable laws or regulations governing direct selling programs, we are subject to the risk that these laws or regulations or the enforcement or interpretation of them by governmental agencies or courts can change. The failure of our direct selling program to comply with current or newly adopted laws or regulations could result in costs and fines to us and make our independent distributors reluctant to continue their sales efforts, which would reduce our revenues significantly.

        We are also subject to the risk of private party challenges to the legality of our direct selling program. Direct selling programs of some other companies have been successfully challenged in the past. The challenges centered on whether the marketing programs of direct selling companies are investment contracts in violation of applicable securities laws and pyramid schemes in violation of applicable FTC rules and regulations. These challenges have caused direct selling companies to focus greater attention on generating product sales to non-participants or non-distributors. Direct selling companies have addressed these issues by promoting retail sales incentives, tying sales commissions more directly to retail sales and reclassifying those persons who enroll as distributors but do not make sales to other persons as retail customers. An adverse judicial determination with respect to our direct selling program, or in proceedings not involving us directly but which challenge the legality of direct selling systems, could have a material adverse effect on our sales efforts, leading to lower revenues. To date, we have not been subject to any adverse judicial determination with respect to our direct selling program.

We may be held responsible for taxes or assessments relating to the activities of our independent distributors resulting in greater costs to us.

        We treat our independent distributors as independent contractors and do not pay social security or similar taxes with respect to compensation paid to them. In the event that we are required to treat our independent distributors as employees, rather than independent contractors, we may be held responsible for social security and related taxes, plus any related assessments and penalties, which could significantly increase our operating costs.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints which can make compliance costly and subject us to enforcement actions by governmental agencies.

        The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels. There can be no assurance that we or our independent distributors will be in compliance with all of these regulations. A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for the company and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to the company or its principals. In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in decreases in revenues.

        The FDA regulates our products and our product labeling. Among other matters the FDA regulates nutrient content and ingredient information, claims of the effect of a dietary supplement or dietary ingredient on a body structure or function, and claims of the effect of a dietary supplement or dietary ingredient on disease or risk of disease. The FDA can initiate civil and criminal proceedings against persons who make false or misleading claims on labels or in labeling, who engage in misbranding, who evidence an intent to sell their products for a therapeutic use not approved by the agency, who sell misbranded products, or who sell adulterated products. The FDA can also require the recall of all products that are misbranded or adulterated.

        The FTC has jurisdiction over our product advertising. The FTC can initiate civil proceedings for deceptive advertising and deceptive advertising practices. It can seek for companies to make payments to consumers or disgorgement of profits from the sale of any product held to have been deceptively advertised. The FTC or a federal court can require a company found liable to give notice of the availability of refunds in part or whole for the product purchase price for all products sold through use of advertising deemed deceptive.

        State authorities may likewise bring enforcement actions for misbranding, adulteration and deceptive advertising. Those actions may be pursued simultaneously with federal actions.

        On March 13, 2003, the FDA proposed a new regulation to require current Good Manufacturing Practice guidelines, "cGMPs" in the manufacture, packing, holding and distribution of nutritional supplements. The proposed rules would establish minimum standards that must be met by all companies that manufacture, package, and hold nutritional supplements in the United States. Violation of those standards would render the products in question presumptively adulterated and unlawful to sell. The proposed cGMPs would require manufacturers to follow procedures that would track nutrients from source to finished product, test nutrients for identity, purity, quality, strength, and composition at each stage of production, and record full compliance with specific regulations governing production, manufacture, and holding of nutritional supplements. The cGMPs are expected to be adopted in 2005 and may become fully effective by 2007. We expect that the cGMPs will increase our product costs by requiring our various contract manufacturers to expend additional capital and resources on quality control testing, new personnel, plant redesign, new equipment, facilities placement, recordkeeping and ingredient and product testing.

        The FDA and some state agencies invite the public to complain if they experience any adverse effects from the consumption of nutritional supplements. These complaints may be made public. Regardless of whether complaints of this kind are substantiated or proven, public release of complaints of this type may have an adverse effect upon public perception of us, the quality of our products or the prudence of taking our products. Changes in consumer attitudes based on adverse event reports could adversely affect the potential market for and sales of our products and make it more difficult to recruit and retain independent distributors and obtain endorsers.

We are dependent on a limited number of independent suppliers and manufacturers of our products, which may affect our ability to deliver our products in a timely manner. If we are not able to ensure timely product deliveries, potential distributors and customers may not order our products, and our revenues may decrease.

        We rely entirely on a limited number of third parties to supply and manufacture our products. Our manufacturers produce our products on a purchase order basis only and can terminate their relationships with us at will. Our two primary supplement manufacturers are Vitatech International Inc. and GMP Laboratories of America, Inc. These third parties may be unable to satisfy our supply requirements, manufacture our products on a timely basis, fill and ship our orders promptly, provide services at competitive costs or offer reliable products and services. The failure to meet any of these critical needs would delay or reduce product shipment and adversely affect our revenues, as well as jeopardize our relationships with our independent distributors and customers. In the event any of our third party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes and at suitable quality levels, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis. An extended interruption in the supply of our products would result in decreased product sales and our revenues would likely decline. We believe that we can meet our current supply and manufacturing requirements with our current suppliers and manufacturers or with available substitute suppliers and manufacturers. Historically, we have not experienced any delays or disruptions to our business caused by difficulties in obtaining supplies.

We are dependent on our third party manufacturers to supply our products in the compositions we require, and we do not independently analyze our products. Any errors in our product manufacturing could result in product recalls, significant legal exposure, and reduced revenues and the loss of distributors.

        While we require that our manufacturers verify the accuracy of the contents of our products, we do not have the expertise or personnel to monitor the production of products by these third parties. We rely exclusively, without independent verification, on certificates of analysis regarding product content provided by our third party suppliers and limited safety testing by them. We cannot be assured that these outside manufacturers will continue to supply products to us reliably in the compositions we require. Errors in the manufacture of our products could result in product recalls, significant legal exposure, adverse publicity, decreased revenues and loss of distributors and endorsers.

We face significant competition from existing suppliers of products similar to ours. If we are not able to compete with these companies effectively, then we may not be profitable.

        We face intense competition from numerous resellers, manufacturers and wholesalers of energy drinks, protein shakes and nutritional supplements similar to ours, including retail, online and mail order providers. We consider the significant products in the U.S. market to be Myoplex® for protein drinks, Gatorade®, Powerade®, Acclerade® and All Sport® for energy drinks, and that Nature's Bounty, Inc. and General Nutrition Centers, Inc. are the significant producers of vitamins. Most of our competitors have longer operating histories, established brands in the marketplace, revenues significantly greater than ours, more capital and better access to capital than us. We expect that these competitors may use their resources to engage in various business activities that could result in reduced sales of our products. Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on our future sales. In addition, aggressive advertising and promotion by our competitors may require us to compete by lowering prices because we do not have the resources to engage in marketing campaigns against these competitors, and the economic viability of our operations likely would be diminished.

We may not be able to attract high visibility endorsers, which may result in reduced product sales for us.

        A principal component of our marketing program is the use and endorsement of our products by well-known professional and Olympic athletes and others associated with professional sports teams. Although we have obtained several well-known sports celebrities as endorsers of our products, some of these persons may not continue their endorsements, may not continue to succeed in their fields, may engage in activities which could bring disrepute on themselves and, in turn, on us and our products, and our revenues could suffer. We also may not be able to attract new endorsers, especially sports celebrities that may emerge in the future. Competition for endorsers is significant and adverse publicity regarding us or our industry could make it more difficult to attract and retain endorsers.

Adverse publicity associated with our products, ingredients or direct selling program, or those of similar companies, could adversely affect our sales and revenues.

        Adverse publicity concerning any actual or purported failure of our company or our independent distributors to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of our company. This, in turn, could negatively affect our ability to obtain endorsers and attract, motivate and retain independent distributors, which would have a material adverse effect on our ability to generate sales and revenues.

        Our independent distributors' and customers' perception of the safety and quality of our products as well as similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public's perception of our products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenues.

        The results of new nutritional dietary supplement studies could be contrary to general industry knowledge on which the formulation and marketing of our products are based and could materially and adversely impact our product sales. The federal government, research institutes, universities and others regularly conduct research into the use, effectiveness and potential for adverse results from the use of nutritional dietary supplements. Even if adverse studies are subject to substantial criticism or not supported by accepted scientific methodology, publicity surrounding the reports of these studies may result in flat or decreased sales of our products. In the past few years, the effectiveness of, and potential for harm from, some of the leading herbal supplements, which contain ingredients not in our products, have come into question as a result of research studies. These negative study results and other negative publicity could adversely affect the potential market and sales of our products, as well as increase our product returns, resulting in increased expenses to us.

        While we have not received any direct negative publicity, recent negative publicity such as the ban from the FDA on the ingredient ephedra and the publicized studies associating increased mortality rates with high dosages of Vitamin E has increased awareness of our consumers relating to the safety of the ingredients in our supplements.

Nutritional supplement products may be supported by only limited conclusive clinical studies resulting in less market acceptance of these products and lower revenues or lower growth rates in revenues.

        Our nutritional supplement products are made from vitamins, minerals, amino acids, herbs, botanicals, and other substances for which there is a long history of human consumption. However, there is little long-term experience with human consumption of certain product ingredients or combinations of ingredients in concentrated form. Although we believe all of our products fall within the generally known safe limits for daily doses of each ingredient contained within them, nutrition science is imperfect. Moreover, some people have peculiar sensitivities or reactions to nutrients commonly found in foods and may have similar sensitivities or reactions to nutrients contained in our products. Furthermore, nutrition science is subject to change based on new research. New scientific evidence may disprove the efficacy of our products or prove our products to have effects not previously known. We could be adversely affected in the event that our products should prove to be or if they are asserted to be ineffective or harmful to consumers, or if adverse effects are associated with a competitor's similar products.

Our products have higher prices than the products of most of our competitors, which may make it difficult for us to achieve significant revenues.

        We may have difficulty in achieving market acceptance of our products because our products are among the highest priced in their categories due to the ingredients that we require in our products. While we believe that our products are superior to competing, lower priced products, consumers must be educated about our products. If we are unable to achieve market acceptance, we will have difficulty in achieving revenue growth, which would likely result in continuing operating losses.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

        We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Most of our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

        Although we maintain product liability insurance, it may not be sufficient to cover product liability claims and such claims could have a material adverse effect on our business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business. Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

        Any product liability claim may increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which if adversely determined could subject us to substantial monetary damages.

We have primarily used one individual to formulate all of our products, and the loss of his services may result in delays in formulating new products and our revenues may decrease.

        The loss of the services of Dr. William Wheeler, a nutritionist, could have an adverse effect on our future revenues, as he is the primary person responsible for the formulation of all of our existing products. Although we have entered into a consulting agreement providing us with certain services by Dr. Wheeler, there is no assurance that he will be available to formulate new products for us. In addition, Dr. Wheeler formulates nutritional products for others, including his own company, and these products may compete with our products. Dr. Wheeler formulated and markets Gold Standard Protein®, a protein shake which competes with our VitaPro® shakes, although we sell our products through direct marketing and his protein shake is sold directly to consumers without network marketing. If he is unavailable to us for any reason, our ability to formulate new products may be impaired, which could result in lower revenues.

A slower growth rate in the nutritional supplement industry could lessen our sales and make it more difficult for us to achieve growth and become profitable.

        According to the Nutrition Business Journal (May/June 2004), nutritional supplement companies, analysts, publications and other industry sources have indicated that the nutritional supplement industry has experienced a significantly slower rate of growth in recent years, although available data revealed this trend was reversed in 2003, and numbers for 2004 are not available. In our view, this slowdown may be attributable in part to the maturing of the market for nutritional supplements, the lack of any significant developments of new products over the past few years, negative publicity about the effectiveness of some ingredients in certain nutritional supplements, the increase in the number of products competing in the industry, and the increased number of private label brands. Despite the growth in 2003, a slowdown in the industry's rate of growth could continue over the long term and impair the prospects for increasing the sale of and the demand for our products.

New products may render our products obsolete and our sales may suffer.

        The nutritional supplement market historically has been influenced by "fad" products that became popular due to changing consumer tastes and media attention. Our products may be rendered obsolete by changes in popular tastes as well as media attention on new products or adverse media attention on nutritional supplements, which could reduce our sales. It may be difficult for us to change our product line to adapt to changing tastes. In addition, other "fad" food regimens, such as low carbohydrate diets, may decrease the overall popularity and use of our products, as well as result in higher returns of our products, thereby increasing our expenses.

        We may from time to time write off obsolete inventories resulting in higher expenses and consequently greater net losses.

        Because we maintain high levels of inventories to meet the product needs of our independent distributors and customers, a change by us of our product mix could result in writedowns of our inventories. For example, in 2003 and 2004 we discontinued certain products and sales tools that we deemed obsolete, and we incurred a writedown against inventory in 2003 of $177,896 and a charge against obsolete inventory of $22,319 in 2004. Writedowns and charges of this type have historically increased our net losses, and if experienced in the future, will make it more difficult for us to achieve profitability.

Product returns in excess of our estimates could require us to incur significant additional expenses, which would make it difficult for us to achieve profitability.

        We have established a reserve in our financial statements for product returns which is based upon our limited historical experience. If this reserve were to be inadequate, we may incur significant expenses for product returns. We began our direct selling marketing in the last quarter of 2003 and expanded our return policy in May 2004 to allow product returns for up to 12 months after purchase. We may need to revise our reserves for product returns as we gain more operating experience.

If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively and we may not be profitable.

        Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors. We own the formulations contained in our products. We consider our product formulations our critical proprietary property, which must be protected from competitors. We do not have any patents because we do not believe they are necessary to protect our proprietary rights. Although trade secret, trademark, copyright and patent laws generally provide such protection and we may attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights. In addition, enforcement of our proprietary rights may require lengthy and expensive litigation. We have attempted to protect the trade names and trademarks used for our products by registering them with the U.S. Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used. Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

Interruptions to or failure of our information processing systems may disrupt our business and our sales may suffer.

        We are dependent on our information processing systems to timely process customer orders, oversee and manage our distributor network and control our inventory, and for our distributors to communicate with their customers and distributors in their network. Since the initial purchase of our technology system in 2001 through March 31, 2005, we have spent $199,304 on technology system upgrades. We have experienced interruptions and may in the future experience interruptions to or failure of our information processing system; however, none of the interruptions to date have materially disrupted our business. Interruptions to or failure of our information processing systems may be costly to fix and may damage our relationships with our customers and distributors, and cause us to lose customers and distributors. If we are unable to fix problems with our information processing systems in a timely manner our sales may suffer.

Loss of key personnel could impair our ability to operate.

        Our success depends on the skills, experience and efforts of our senior management and skilled employees, including Earnest Mathis, Jr., our Chief Executive Officer, Timothy Transtrum, our Chief Operating Officer, and David Litt, our Vice President of Sales and Marketing and Sanford D. Greenberg, our founder, in order to expand our business. As with all personal service providers, our officers can terminate their relationship with us at will. Our inability to retain these individuals may result in our reduced ability to operate our business. We do not have key man life insurance on any of our executive officers.

Provisions in our articles of incorporation and bylaws may prevent a change in control of us which could limit the price that investors may be willing to pay for our securities.

        Provisions contained in our articles of incorporation and bylaws could make it more difficult for a third party to acquire us or for our shareholders to change our management. These provisions:

  •
  give our board of directors the right to set the number of directors between one and nine directors;

  •
  permit the board of directors to fill vacancies resulting from an increase in the number of directors or the death or resignation of a board member;

  •
  prohibit cumulative voting in the election of directors; and

  •
  authorize our board of directors to issue shares of preferred stock in the future without shareholder approval and to determine the rights, preferences, privileges and restrictions of such preferred stock.

        These provisions may limit the price that investors are willing to pay in the future for our securities.

The price of our securities could be subject to wide fluctuations and your investment could decline in value.

        The market price of the securities of a company such as ours with little name recognition in the financial community and without significant revenues can be subject to wide price swings. For example, the bid price of our common stock has ranged from a high $16.25 to a low of $0.75 during the nine quarters ended March 31, 2005. The market price of our securities may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by us or our competitors, reports by securities analysts, volume trading, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations. These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of our securities.

        Speculative traders may anticipate a decline in the market price of our securities and engage in short sales of our securities. Such short sales could further negatively affect the market price of our securities.

        Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of our management's attention and resources.

We may issue preferred stock with rights senior to the common stock.

        Our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock without shareholder approval and on terms established by our directors. We have no existing plans to issue shares of preferred stock. However, the rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

You should not rely on an investment in our common stock for the payment of cash dividends.

        Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future. You should not make an investment in our securities if you require dividend income. Any return on investment in our common stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words.

        Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

  •
  our ability to attract and retain productive independent distributors and endorsers;

  •
  our relationships with, and our ability to influence the actions of, our independent distributors;

  •
  adverse publicity associated with our products, similar products of others or direct sales organizations;

  •
  our ability to continue as a going concern;

  •
  changing consumer preferences and demands;

  •
  the competitive nature of our business;

  •
  regulatory matters governing our products and direct sales program;

  •
  our reliance on outside manufacturers;

  •
  the sufficiency of our trademarks and other intellectual property rights; and

  •
  our reliance on our management team.

        Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading "Risk Factors" in the prospectus.

USE OF PROCEEDS

        All of the proceeds from the sale of the common stock offered in this prospectus will be retained by the selling shareholders. We will not receive any of the proceeds from such sales. However, assuming all of the warrants are exercised by the selling shareholders, we would receive gross proceeds of $2,602,614 from those exercises. Any such proceeds will be added to our working capital and used for general corporate purposes.

SELLING SHAREHOLDERS

        In November 2004 we agreed to issue to the selling shareholders named below 247,868 Class A common stock purchase warrants and 247,868 Class B common stock purchase warrants. The prospectus relates to the resale from time to time of the Class A and Class B warrants and of the underlying common stock.

        Only one of our selling shareholders, Anthony DiGiandomenico, who is a director, is an officer, director or 5% or greater shareholder of our company and none have had a material relationship with us during the past three years.

        We have filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholders to resell to the public the 247,868 Class A and 247,868 Class B warrants and underlying shares of our common stock. The selling shareholders have represented to us that they have obtained the securities for their own account for investment only and not with a view to, or resale in connection with, a distribution of the securities in violation of applicable securities laws.

        The following table sets out the number of shares of common stock beneficially owned by the selling shareholders and the number of warrants and underlying shares of common stock offered by the selling shareholders. Each warrant is exercisable to purchase one share of our common stock.

					Warrants and Underlying Shares to be Beneficially Owned After Offering
	Shares Beneficially Owned Prior to Offering(1)
			Number of A Warrants and Underlying Shares	Number of B Warrants and Underlying Shares
Name
	Number	Percent			Number	Percent
627324 Ontario LTD	18,204	*	2,102	2,102	14,000	*
Howard Bergman and Sarina DiGiandomenico	8,672	*	1,002	1,002	6,668	*
Ed Bertolas	26,006	*	3,003	3,003	20,000	*
Dave Christensen	18,304	*	1,652	1,652	15,000	*
Richard Duane Clarkson	17,338	*	2,002	2,002	13,334	*
FBO Richard Duane Clarkson Trust	17,338	*	2,002	2,002	13,334	*
FBO Lucille S Ball Trust	52,010	*	6,005	6,005	40,000	*
Anthony DiBenedetto and Eileen DiBenedetto	43,344	*	5,005	5,005	33,334	*
Jane DiGian	43,344	*	5,005	5,005	33,334	*
Frank J DiGiandomenico	21,673	*	2,503	2,503	16,667	*
Ralph P Ferrara	4,336	*	501	501	3,334	*
William C Fioretti	43,344	*	5,005	5,005	33,334	*
Charles E Fioretti	52,010	*	6,005	6,005	40,000	*
Richard A Frueh	52,010	*	6,005	6,005	40,000	*
Chad Glauser	21,846	*	2,523	2,523	16,800	*
John Glotfelty	8,802	*	151	151	8,500	*
FBO Rick Hayes	39,008	*	4,504	4,504	30,000	*
Ronald I Heller	130,026	1.4%	15,013	15,013	100,000	1.0%
Scott Landt	4,336	*	501	501	3,334	*
London Family Trust	173,368	1.8%	20,017	20,017	133,334	1.4%
Christopher A Marlett	140,422	1.5%	13,031	13,031	114,360	1.2%
Dyana Williams Marlett	84,036	*	5,015	5,015	74,006	*
Edgewater Ventures, LLC	52,010	*	6,005	6,005	40,000	*
Growth Ventures, Inc. Pension Plan & Trust	65,014	*	7,507	7,507	50,000	*
MDB Capital Group LLC	354,684	3.7%	15,043	15,043	324,598	3.4%
FBO Scott Moser	26,244	*	2,222	2,222	21,800	*
David S Nagelberg, IRA	130,026	1.4%	15,013	15,013	100,000	1.0%
TCG-VCBE, LLC	47,678	*	5,505	5,505	36,668	*
Hyde Park Investments, LLC	53,008	*	4,504	4,504	44,000	*
Bradley R Parker	10,669	*	1,001	1,001	8,667	*
Richard David Preston	4,902	*	451	451	4,000	*
James Raeder	13,004	*	1,502	1,502	10,000	*
Sherleigh Associates Inc. Profit Sharing Plan	364,070	3.8%	42,035	42,035	280,000	2.9%

Brent J Smith	18,004	*	1,502	1,502	15,000	*
Thomas Stuart	2,602	*	301	301	2,000	*
Samuel A Tancredi	19,504	*	2,252	2,252	15,000	*
Michael Tanner	9,102	*	1,051	1,051	7,000	*
Paul K Tracey	8,669	*	1,001	1,001	6,667	*
Stephen M Walker	21,846	*	2,523	2,523	16,800	*
MDZNK Partners	70,214	*	8,107	8,107	54,000	*
Dane Wilkerson	12,202	*	601	601	11,000	*
SNL Ventures	49,210	*	5,105	5,105	39,000	*
4 Horseman LLC	29,102	*	1,051	1,051	27,000	*
CK Fujisaki	21,338	*	2,002	2,002	17,334	*
Aaron Grunfeld	26,006	*	3,003	3,003	20,000	*
Anthony DiGiandomenico	190,953	2.0%	10,029	10,029	170,895	1.8%

Totals	2,619,838		247,868	247,868	2,124,102

*
Less than 1%

(1)
For purposes of calculating beneficial ownership, shares of common stock which may be issued to that holder upon exercise of stock options or warrants within 60 days of this date are deemed to be outstanding.

PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440. Each selling shareholder does not expect these commissions and discounts relating to its sales of securities to exceed what is customary in the types of transactions involved.

        In connection with the sale of the securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling shareholders and any broker-dealers or agents that are involved in selling the securities will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

        We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because selling shareholders are deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale securities. There is no underwriter or coordinating broker acting in connection with the proposed sale or the resale securities by the selling shareholders.

        We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume limitations pursuant to Rule 144(k) by selling shareholders who are not our affiliates under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

VALIDITY OF COMMON STOCK

        Certain legal matters in connection with the securities offered by this prospectus have been passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

EXPERTS

        Our balance sheet as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference herein have been audited by Staley Okada & Partners, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Our balance sheet as of December 31, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2004, incorporated by reference herein have been audited by Gordon Hughes & Banks, LLP independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically.

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the shares offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the shares offered by the selling shareholders.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  •
  our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Report on Form 10-QSB for the three months ended March 31, 2005 (each File No. 000-50875);

  •
  our Current Reports on Form 8-K filed March 24, 2004, April 2, 2004, April 21, 2004, October 12, 2004, October 19, 2004, November 8, 2004, December 9, 2004 and April 21, 2005 (each File No. 000-50875); and

  •
  our Information Statement dated October 26, 2004 (File No. 000-50875).

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

                      Mary Pat O'Halloran
                      Chief Financial Officer
                      VitaCube Systems Holdings, Inc.
                      480 S. Holly Street
                      Denver, Colorado 80246
                      (303) 316-8577

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TABLE OF CONTENTS
ABOUT US
ABOUT OUR SELLING SHAREHOLDERS AND THE SECURITIES BEING REGISTERED
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION